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                                 Exhibit 99.2





                        Press Release Dated May 8, 2001
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May 8, 2001

FOR IMMEDIATE RELEASE

Contact: John J. Griffith
Investor Relations Department
(402) 390-6553

Commercial Federal Corporation Holds Annual Meeting

At its annual meeting today, shareholders of Commercial Federal Corporation (NYSE: CFB) heard of the Company's progress and success in positioning its operations to produce consistent earnings growth. William A. Fitzgerald, chairman and chief executive officer, said "We believe that the performance of Commercial Federal's stock, which is up 14% year-to-date, is a reflection of the achievement of some major initiatives and the belief that the Company is rapidly moving forward."

Mr. Fitzgerald reviewed with shareholders the major initiatives accomplished by the Company since the last shareholder meeting in November 1999. These accomplishments included putting in place a new executive management team, restructuring the balance sheet and rightsizing the Company's branch network. Mr. Fitzgerald noted that these initiatives helped provide for earnings in the first quarter of 2001 that were above analysts' expectations.

Shareholders voted to re-elect to three-year terms on the Corporation's Board of Directors Talton K. Anderson, chairman of Anderson Automotive Group, Carl G. Mammel, president of Mammel Foundation and James P. O'Donnell, executive vice president, chief financial officer and corporate secretary of ConAgra Foods, Inc.

Robert J. Hutchinson, the Company's president and chief operating officer, has also joined the Board. Mr. Hutchinson started with the Company earlier this month and has a 27-year banking background from Manufacturers Hanover, Chemical Bank and Michigan National Bank.

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.7 billion federal savings bank that currently operates branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona and Minnesota. Commercial Federal operations include consumer and commercial banking, mortgage banking, agricultural lending, insurance and investment services, and Internet banking.